Exhibit 5.2

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000
May 10, 2024

Akero Therapeutics, Inc.

601 Gateway Boulevard, Suite 350

South San Francisco, CA 94080

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3ASR (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Akero Therapeutics, Inc., a Delaware corporation (the “Company”), of an indeterminate amount of any combination of securities of the type specified therein. The Registration Statement became effective automatically on May 10, 2024. Reference is made to our opinion letter dated May 10, 2024 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the sale agreement prospectus (the “Prospectus”) contained in the Registration Statement. The Prospectus relates to the offering by the Company of up to $261,722,722 in shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) covered by the Registration Statement. The Shares are being offered and sold by the sales agent named in, and pursuant to, the distribution agreement among the Company and such sales agent.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that the Shares are issued for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors prior to the date hereof (the “Minimum Price”) and that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares that may be issued for the Minimum Price.

For purposes of the opinion set forth below, we refer to the following as “Future Approval and Issuance”: (a) the approval by the Company’s board of directors (or a duly authorized committee of the board of directors) of the issuance of the Shares (the “Approval”) and (b) the issuance of the Shares in accordance with the Approval and the receipt by the Company of the consideration (which shall not be less than the par value of such Shares) to be paid in accordance with the Approval.

Akero Therapeutics, Inc.

May 10, 2024

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon Future Approval and Issuance, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and its incorporation by reference and the reference to our firm therein. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP GOODWIN PROCTER LLP